Shareholder meeting (unaudited)

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of four (4) Trustees to serve for a three-year term ending at the Annual Meeting of Shareholders in 2013. The votes cast with respect to each Trustee are set forth below:

THE PROPOSAL PASSED FOR ALL TRUSTEES ON JANUARY 22, 2010.

                                                                        TOTAL VOTES FOR           TOTAL VOTES WITHHELD

                                                                        THE NOMINEE                    FROM THE NOMINEE

James R. Boyle                                              7,519,902                                89,048

Deborah C. Jackson                                     7,476,013                                132,937

Patti McGill Peterson                                   7,505,047                                103,903

Steven R. Pruchansky                                 7,524,734                                84,216

The following seven Trustees of the Fund were not up for election and remain in office: James F.

Carlin, William H. Cunningham, Charles L. Ladner, Stanley Martin, John A. Moore, Gregory A. Russo

and John G. Vrysen.